________  __, 1999


Riviera Black Hawk, Inc.
c/o Riviera Holdings Corporation
2901 Las Vegas Boulevard South
Las Vegas, Nevada  89109

      Re: Riviera Black Hawk 13% First Mortgage Notes due 2005 With Contingent Interest
           ---------------------------------------------------------

Dear Sirs:

         We have acted as counsel for Riviera Black Hawk, Inc., a Colorado corporation (the "Registrant") and Riviera Holdings Corporation, a Nevada Corporation ("Riviera Holdings") in connection with the filing by the Registrant of a Registration Statement on Form S-4, Registration No. 333-_____, together with the amendments thereto (the "Registration Statement"), with the Securities and Exchange Commission for the purpose of registering $45 million aggregate principal amount of the Registrant's 13% First Mortgage Notes due 2005 With Contingent Interest (the "New Notes") under the Securities Act of 1933, as amended (the "Act"). The New Notes are to be issued in exchange for an equal aggregate principal amount of the Registrant's outstanding 13% First Mortgage Notes due 2005 With Contingent Interest (the "Existing Notes") pursuant to the Registration Rights Agreement, dated as of June 3, 1999, by and between the Registrant and Jefferies & Company, Inc., which has been filed as Exhibit 4.04 to the Registration Statement. The New Notes are to be issued pursuant to the terms of the indenture, dated as of June 3, 1999, (the "Indenture") between the Registrant and IBJ Whitehall Bank & Trust Company, as trustee (the "Trustee"), which has been filed as Exhibit 4.01 to the Registration Statement. The Indenture is to be qualified under the Trust Indenture Act of 1939, as amended (the "TIA").

         In connection with the foregoing, we have reviewed such records, documents, agreements and certificates, and examined such questions of law, as we have considered necessary or appropriate for the purpose of this opinion. In making our examination of records, documents, agreements and certificates, we have assumed the authenticity of the same, the correctness of the information contained therein, the genuineness of all signatures, the authority of all persons entering and maintaining records or executing documents, agreements and certificates, and the conformity to authentic originals of all items submitted to us as copies (whether certified, conformed, photostatic or by other electronic means) of records, documents, agreements or certificates. In rendering our opinion, we have relied as to factual matters upon certificates of public officials and certificates and representations of officers of the Registrant.

         We have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes a legal, valid and binding agreement of the Trustee. In addition, we have assumed that there will be no changes in applicable law between the date of this opinion and the date of issuance and delivery of the New Notes.

         Based   upon  the   foregoing   and   having   regard  for  such  legal
considerations as we deem relevant, we are of the opinion that:

         The New Notes have been duly authorized by the Registrant. When (i) the Registration Statement has been declared effective, (ii) the Indenture has been duly qualified under the TIA, (iii) the New Notes have been duly executed by the Registrant, (iv) the New Notes have been duly authenticated by the Trustee in accordance with the terms of the Indenture, and (v) the New Notes have been issued and delivered in exchange for the Existing Notes in accordance with the terms set forth in the prospectus included in the Registration Statement, then upon the occurrence of all of the foregoing, the New Notes will be the valid and binding obligations of the Registrant.

         This opinion is being delivered to the Registrant in connection with the filing of the Registration Statement and for no other purpose. We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of New York.

         We hereby consent to the filing of this opinion as Exhibit 5.01 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus which is included in the Registration Statement. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required by the Act or the rules and regulations promulgated thereunder.

                                                  Very truly yours,


                                                  /s/ DECHERT PRICE & RHOADS